Exhibit 99.1

General Cable Increases the Size of its Senior Secured Credit Facility; Extends Maturity to 2017

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--August 2, 2012--General Cable Corporation (NYSE: BGC), one of the most globally diversified industrial companies, has amended its asset-based revolving credit facility (the “Senior Secured Credit Facility”) increasing the size up to $700 million and extending its maturity date to 2017. The amendment provides for an initial increase of the credit facility to $600 million; increasing to $700 million upon the closing of the acquisition of the North America portion of Alcan Cable, which is expected to close in the second half of the year. All other principal terms of the Senior Secured Credit Facility remain the same. The amendment supports the acquisition of Alcan Cable as well as the Company’s existing global operations and provides continuing flexibility to address other elements of the capital structure, subject to meeting minimum availability and fixed coverage requirements. Indebtedness under the Senior Secured Credit Facility is guaranteed by certain of the Company’s U.S. and Canadian subsidiaries and is secured by a first priority security interest in certain tangible and intangible property and assets of the Company’s U.S. and Canadian subsidiaries. In order to support ongoing business requirements, portions of the Senior Secured Credit Facility will be available for the issuance of letters of credit.

Brian J. Robinson, Executive Vice President, Chief Financial Officer and Treasurer, said, "The amendment of our U.S. and Canadian Senior Secured Credit Facility principally supports the acquisition of Alcan Cable while maintaining our financial flexibility and liquidity in order to fund working capital and other capital requirements. We are pleased to have extended our maturity profile at attractive rates and terms while at the same time maintaining our global operating flexibility. Our capital structure and maturity profile are in good order and we are well positioned to continue to execute on growth opportunities."

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company's or management's beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors, risks and uncertainties are more fully discussed in the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2011, filed with the Securities and Exchange Commission on February 23, 2012 and subsequent SEC filings. You are cautioned not to place undue reliance on these forward looking statements.

CONTACT:
General Cable Corporation
Len Texter, Manager, Investor Relations, 859-572-8684